EXHIBIT 99.1

Contact:	Larry Sellers or Robert Steen
334-636-5424

UNITED SECURITY BANCSHARES, INC. REPORTS SECOND QUARTER RESULTS

THOMASVILLE, Ala. (July 31, 2009) — United Security Bancshares, Inc. (Nasdaq: USBI) today reported that net income grew to $2.9 million, or $0.48 per diluted share, for the second quarter ended June 30, 2009, compared with a net income of $1.5 million, or $0.25 per diluted share, for the same period of 2008.  The 2009 results include $2.7 million, or $0.30 per share, of non-interest income related to the settlement of a lawsuit.

“We reported improved earnings in the second quarter due to a lower provision for loan losses and the proceeds from the settlement of a lawsuit,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc.  “We also reported an increase in loans and deposits compared with the second quarter of last year.”

“We anticipate that our earnings performance for the second half of the year will continue to be affected by the weak economy due to higher unemployment rates and the soft real estate market in our core markets,” continued Mr. Phillips.  “We expect that these factors will influence both loan demand and overall loan quality.  United Security Bancshares and First United Security Bank continue to be well-capitalized, the highest regulatory rating. We believe that our strong capital position will be an important buffer to potential losses related to the soft economy.”

Second Quarter Results

Interest income totaled $11.9 million in the second quarter of 2009, compared with $13.0 million in the second quarter of 2008.  The decrease in interest income was due primarily to lower interest rates charged on loans and lower interest earned on investment securities compared with last year.  Net interest margin improved one basis point from the first quarter of 2009; however, it has decreased 21 basis points from the second quarter of 2008.

“Loan demand remains soft in our markets due to the slowdown in real estate development and construction activities,” noted Mr. Phillips.  “Real estate loans have been our primary growth driver in the past, and this market has been hard hit by the economy, including pressure from lower sales prices and a decrease in real estate sales.  These factors have contributed to increases in our other real estate owned and our ability to remarket these properties.  We remain focused on reducing our level of non-performing assets to improve our earnings potential in future quarters.”

Interest expense declined 19.9% to $3.4 million in the second quarter of 2009, compared with $4.3 million in the second quarter of 2008. The decrease resulted from a decline in rates compared with the second quarter of 2008.

Net interest income decreased 2.7% to $8.5 million in the second quarter of 2009, compared with $8.7 million in the second quarter of the prior year.  Net interest margin declined to 5.61% in the second quarter of 2009, compared with 5.82% in the second quarter of 2008.  Yields on loans have fallen faster than rates paid for deposits due to a number of interest rate cuts by the Federal Reserve over the past year.

Provision for loan losses was $1.5 million in the second quarter of 2009, or 1.4% of annualized average loans, compared with $2.2 million, or 2.1% of annualized average loans, in the second quarter of 2008.  Acceptance Loan Company, Inc., a subsidiary of First United Security Bank, accounted for approximately 85% of the provision in the 2009 period, compared with almost 65% of the provision in 2008.

“Our total non-performing assets increased 2.3% to $38.8 million in the second quarter, compared with $37.9 million in the first quarter of this year,” stated Mr. Phillips.  “We remain focused on improving loan quality, yet we expect an extended economic recovery in our markets to have an impact on the level of our non-performing assets.  We have increased our allowance for loan losses over the past year to $8.4 million, or 2.1% of loans, compared with $7.8 million, or 1.9% of loans, in the second quarter of last year.  We believe that this amount is adequate to absorb possible loan losses, based on our current evaluation of our loan portfolio.”

Total non-interest income increased 135.9% for the second quarter of 2009 to $4.0 million, compared with $1.7 million in the second quarter of the prior year.  Growth in non-interest income resulted from higher credit life insurance income and other income that included $2.7 million resulting from the settlement of a lawsuit.

Non-interest expense increased 9.3% to $6.7 million in the second quarter of 2009, compared with $6.1 million in the second quarter of 2008.  Salary and benefit costs rose by $341,000, and FDIC insurance premiums and assessments increased $210,000, compared with the second quarter of 2008.  These increases were offset partially by lower advertising and legal and professional fees compared with the second quarter of 2008.  Salary and benefit costs were higher at the end of the three- and six-month periods due primarily to increased senior level management in the areas of credit and asset management and recovery, as well as higher insurance costs.

Six-Month Results

For the first six months of 2009, net income was up 22.4% from last year to $4.1 million, or $0.69 per diluted share, compared with $3.4 million, or $0.56 per diluted share, for the first six months of 2008. The 2009 results include $2.7 million, or $0.30 per share, of non-interest income related to the settlement of a lawsuit.

For the 2009 six-month period, net interest income was $16.9 million, compared with $17.5 million for the same period last year.  The decrease in net interest income was due primarily to a lower net interest margin that declined 26 basis points to 5.57% compared with the first six months of 2008.

Provision for loan losses was $3.4 million in the first six months of 2009, compared with $3.5 million in the first six months of 2008.

Non-interest income rose 71.6% to $5.2 million in the first six months of 2009, compared with $3.0 million in the first six months of 2008.  The increase in non-interest income resulted from growth in credit life insurance and $2.7 million related to the settlement of a lawsuit, offset partially by lower service charges and fees on deposit accounts.

Non-interest expense was up 4.6% to $12.7 million in the first six months of 2009, compared with $12.1 million in the first six months of 2008. The increase was due to higher salary and occupancy expense and expenses related to legal and professional fees and FDIC insurance premiums and assessments compared with the same period in 2008.

Shareholders’ equity totaled $80.8 million, or book value of $13.43 per share, at the end of the second quarter of 2009.  Return on average assets for the first six months of 2009 was 1.23%, and return on average equity was 10.53%.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank.  In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers.  The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$9,754	$10,832	$19,489	$22,325
Interest on Investment Securities Available- for-Sale	2,191	2,208	4,425	4,242
Total Interest Income	11,945	13,040	23,914	26,567

INTEREST EXPENSE:
Interest on Deposits	2,523	3,366	5,177	7,127
Interest on Borrowings	925	937	1,841	1,926
Total Interest Expense	3,448	4,303	7,018	9,053

NET INTEREST INCOME	8,497	8,737	16,896	17,514

PROVISION FOR LOAN LOSSES	1,459	2,180	3,368	3,540

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,038	6,557	13,528	13,974

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	731	815	1,392	1,606
Credit Life Insurance Income	257	171	415	259
Other Income	2,979	696	3,397	1,168
Total Non-Interest Income	3,967	1,682	5,204	3,033

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,486	3,145	6,637	6,365
Occupancy Expense	460	452	914	900
Furniture and Equipment Expense	305	374	610	703
Other Expense	2,442	2,152	4,519	4,151
Total Non-Interest Expense	6,693	6,123	12,680	12,119

INCOME BEFORE INCOME TAXES	4,312	2,116	6,052	4,888

PROVISION FOR INCOME TAXES	1,440	635	1,911	1,504

NET INCOME	$2,872	$1,481	$4,141	$3,384

BASIC AND DILUTED NET INCOME PER SHARE	$0.48	$0.25	$0.69	$0.56

DIVIDENDS PER SHARE	$0.11	$0.27	$0.38	$0.54

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and Due from Banks	$12,561	$13,246
Interest Bearing Deposits in Banks	126	126
Total Cash and Cash Equivalents	12,687	13,372
Federal Funds Sold	20,005	1,105
Investment Securities Available-for-Sale, at fair market value	179,886	184,213
Federal Home Loan Bank Stock, at cost	5,251	5,236
Loans, net of allowance for loan losses of $8,376 and $8,532, respectively	399,928	399,483
Premises and Equipment, net	17,599	17,495
Cash Surrender Value of Bank-Owned Life Insurance	11,937	11,724
Accrued Interest Receivable	4,432	4,843
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,912	1,993
Other Assets	27,634	24,440
Total Assets	$685,369	$668,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$500,782	$485,117
Accrued Interest Expense	3,102	3,402
Short-Term Borrowings	648	2,294
Long-Term Debt	90,000	90,000
Other Liabilities	10,025	8,525
Total Liabilities	604,557	589,338
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,317,560 shares issued; 6,017,714 and 6,018,154 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	2,783	2,476
Retained Earnings	89,847	87,999
Less Treasury Stock: 1,299,846 and 1,299,406 shares at cost, respectively	(21,124)	(21,117)

Total Shareholders’ Equity	80,812	78,664

Total Liabilities and Shareholders’ Equity	$685,369	$668,002